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                     June 3, 2021

       Susan Kim
       Chief Financial Officer
       Pacific Biosciences of California, Inc.
       1305 O'Brien Drive
       Menlo Park, CA 94025

                                                        Re: Pacific Biosciences
of California, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed on February
26, 2021
                                                            File No. 001-34899

       Dear Ms. Kim:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences